Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated: October 24, 2008

Citizens Bancorp of Virginia Reports 3rd Quarter 2008 Earnings

[Blackstone, Virginia] Citizens Bancorp of Virginia, Inc. (the “Company”) (OTCBB:CZBT), the parent company of Citizens Bank and Trust Company (the “Bank”), reported net income of $910 thousand, or $0.38 per share for the third quarter ended September 30, 2008; which is an increase of 18.8% over the third quarter of 2007. This is $0.06 per share greater than the $766 thousand or $0.32 per share reported for September 30, 2007. The Company’s improved third quarter earnings were primarily the result of declines in the Bank’s cost of funds and continued expansion of non-interest income. Year-to-date earnings totaled $2.453 million or $1.01 per share, and were 1.1% lower than $2.481 million or $1.02 per share of reported earnings for the nine months ended September 30, 2007.

“Management is very pleased with the Company’s solid third quarter earnings results,” said Joseph D. Borgerding, President and CEO. “Despite the very challenging economic conditions we are faced with, Citizens Bank and Trust Company continues to be financially sound with strong asset quality and a very high level of equity capital. The Company’s earnings results are in the upper quartile of our peer group of banks. The Company’s strategy of assessing and understanding operating risks continues to serve us well in this tumultuous banking environment. The Bank’s philosophy of focusing on long-term performance versus short-term results is why our company has prospered for 135 years.”

Third quarter net interest income grew to $2.775 million, an increase of 2.4% above the third quarter 2007 and reflects a 2.6% increase in average loans for 2008 over the same period in 2007, as well as a 45 basis point improvement in the Bank’s cost of funds in 2008 as compared to 2007. The Bank’s disciplined deposit pricing was further assisted by the fact that a greater number of higher-priced time deposits are maturing during the second half of 2008 as compared to the same period last year. Favorable cost of funds helped to offset some of the decline in the yield of earning assets. The earning asset yield for the third quarter of 2008 was 6.41% and reflects the impact of the Federal Reserve’s drop in short term interest rates between the end of 2007 and the first four months of 2008. This effect is particularly noted in the Bank’s loan yield of 6.79% for the third quarter of 2008 or a decrease of 49 basis points from the third quarter of 2007. The decline in the earning asset yield was partially offset by the improvement in the tax-equivalent yield of the investment portfolio from 4.81% for the third quarter of 2007 to 5.04% for the third quarter of 2008, an increase of 23 basis points. The net interest margin for the third quarter of 2008 was 4.28%, which compares favorably to the 4.19% net interest margin for the same quarter in 2007 by 9 basis points.

Third quarter non-interest income (excluding securities gains and gains from the sale of other real estate owned) increased $126 thousand, or 21.5% over the same period last year. Increases were seen in several areas including: service charges on deposit accounts up 18.3%, net gains on sale of loans up 15%, ATM fee income up 26%, and other service fee income that includes alternative investment services up 43%. Year-to-date non-interest income (excluding securities gains and gains from the sale of OREO) was $2.028 million, or $306 thousand greater than the $1.722 million earned in the same period of 2007; an 18% year-over-year increase.

Quarterly operating expenses of $2.225 million were actually $8 thousand less than the $2.233 million incurred for the three months ended September 30, 2007; a decrease for the third quarter 2008 of 0.4% as compared to 2007. The positive results for operating expenses are attributed primarily to lower equipment depreciation expenses most of which is tied to equipment purchased five years ago for the core processing system conversion. Additionally, management successfully renegotiated contracts for the core processing system, internet banking, and insurance coverage that reduced costs this quarter. Since these are multi-year contracts the benefits of the improved terms will carry forward for the next three to five years, depending on the term of a particular contract. Cost containment efforts in the areas of consulting and correspondent bank service charges helped in offsetting other increased costs such as collection/foreclosure expenses, utility costs, network connectivity, postage and franchise tax expenses.

“We fully recognize that this recessionary economic environment may have some impact on certain borrowers. We anticipate that costs associated with work-out agreements such as legal expenses and expenses to maintain repossessed real estate is likely to have some impact on operating expenses during the last quarter of the year and into 2009. With the continued deterioration of the economy, Management will provide additional provision to the allowance for loan losses, as needed during the fourth quarter. At the present time we feel these costs, while higher than they’ve been in recent years, will be moderate and managed closely. Near-term earnings may also be impacted by adding additional loan loss provision, should economic conditions deteriorate or if the slowdown becomes more protracted.” Mr. Borgerding said.

For the three months ended September 30, 2008, the Company reported an annualized return on average assets (ROAA) of 1.24% as compared to 1.05% for the three months ended September 30, 2007. The Company’s balance sheet continues to be well positioned for a low-rate environment, however, the precipitous fall in interest rates during the later part of 2007 and the first four months of 2008 affected loan yields more rapidly than the speed at which time deposit rates could reprice. By the start of the third quarter of 2008, the Bank’s balance sheet became liability-sensitive and time deposits re-priced to the much lower rate environment.

Lending activity during the third quarter of 2008 was ahead of the same period in 2007 by 47% with $23.9 million in loans funded between July 1 and September 30, 2008. Outstanding loans, net of the allowance for loan losses at September 30, 2008 were $212.0 million as compared to $209.4 million for December 31, 2007; an increase of 1.2%. For the three months ended September 30, 2008, average deposits were $238.3 million as compared to $243.9 million for September 30, 2007; a decrease of $5.6 million. The decline in deposits is primarily attributable to an estate account with a balance of over $5 million that was distributed at the end of March 2008, along with $1.5 million moving into the Investment Sweeps product from the deposit category. The Investment Sweeps product is a commercial repurchase agreement and it is categorized as borrowed funds and not as deposits. The Bank continued to face strong rate competition for time deposit accounts during the third quarter of 2008, but it did retain much of the maturing certificates of deposit from its relationship customers. Average time deposit balances for the third quarter of 2008 were $134.6 million as compared to a second quarter 2008 average balance of $137.0 million and a third quarter 2007 average balance of $135.1 million; a decrease of 0.4% from the third quarter of 2007.

The provision for loan losses was $20 thousand for the three months ended September 30, 2008. For the third quarter of 2007, no provision was needed to the allowance for loan losses since the allowance was adequate based upon management’s assessment of loan quality and the amount of recoveries received from previously charged-off loans. Recoveries to the allowance in the three months ended September 30, 2008 were $10 thousand with charge offs of $48 thousand or a net charge-off of $38 thousand for the quarter. During the third quarter of 2007, recoveries totaled $9 thousand and charge-offs were $55 thousand or a net charge-offs of $46 thousand for the quarter. For the first nine months of 2008, recoveries of $116 thousand nearly matched loan charge-offs of $118 thousand. During this same period, a total of $55 thousand in additional loan loss provision was added to the allowance for loan losses. For the first nine months of 2007, charge-offs of $93 thousand exceeded recoveries of $49 thousand by $44 thousand; no additional provision was made to the allowance during this period.

At September 30, 2008 the allowance for loan losses represented 0.94% of total loans and represents an increase of 2 basis points from the 0.92% of total loans reported for December 31, 2007. The ratio of non-accruing loans to total loans at September 30, 2008 was 0.62%, as compared to 0.56% at December 31, 2007. Management believes that the allowance for loan losses is adequately reserved at September 30, 2008.

The Company reported that total assets at September 30, 2008 were $292.8 million, an increase of $3.3 million, or 1.14%, from the total assets reported for December 31, 2007 of $290.0 million. The Company’s book value per share was $15.50 at September 30, 2008 as compared to $15.33 at December 31, 2007.

Mr. Borgerding concluded his comments on the Company’s third quarter results by stating, “Citizens Bank and Trust Company has served its customers during the Great Depression, two World Wars, and several recessions and will continue to do so throughout the current economic slowdown. The Bank remains well positioned to increase its customer base for those who are looking for more security, stability, and local decision making in their financial institution.”

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia. The Bank has eleven offices in the Counties of Amelia, Chesterfield, Mecklenburg, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights and one in the Town of South Hill, Virginia. The Bank also has a Loan Production Office located in Midlothian, Virginia. Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”. Additional information on the Company is also available at its web site: www.cbtva.com.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its other filings with the Securities and Exchange Commission.

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Balance Sheet

(Dollars in thousands, except share data)

	September 30,	December 31,
	2008	2007
Assets	(Unaudited)

Cash and due from banks	$ 11,641	$ 11,769
Interest-bearing deposits in banks	5,659	2,002
Federal funds sold	91	344
Securities available for sale, at fair market value	43,426	48,452
Restricted securities	895	631
Loans, net of allowance for loan losses of $2,008
and $1,950	211,952	209,381
Premises and equipment, net	7,621	7,762
Accrued interest receivable	1,723	1,856
Other assets	9,743	7,763

Total assets	$ 292,751	$ 289,960

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$ 42,200	$ 37,512
Interest-bearing	198,657	205,495
Total deposits	$ 240,857	$ 243,007
Borrowings	12,292	7,324
Accrued interest payable	974	1,540
Accrued expenses and other liabilities	1,424	759
Total liabilities	$ 255,547	$ 252,630

Stockholders' Equity
Preferred stock, $0.50 par value; authorized 1,000,000 shares;
none outstanding	$ -	$ -
Common stock, $0.50 par value; authorized 10,000,000 shares;
issued and outstanding, 2,400,980 for 2008 and 2,434,550 for 2007	1,200	1,217
Additional paid-in capital	- -	- -
Retained earnings	37,106	36,416
Accumulated other comprehensive loss	(1,102)	(303)
Total stockholders' equity	$ 37,204	$ 37,330

Total liabilities and stockholders' equity	$ 292,751	$ 289,960

See accompanying notes to interim financial statements.

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Statements of Income (Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Interest and Dividend Income
Loans, including fees	3,667	3,845	10,975	11,329
Investment securities:
Taxable	371	444	1,150	1,221
Tax-exempt	136	66	394	303
Dividends	12	9	31	25
Federal Funds sold	1	27	8	96
Other	22	37	90	93
Total interest and dividend income	4,209	4,428	12,648	13,067

Interest Expense
Deposits	1,374	1,661	4,496	4,782
Borrowings	60	57	170	151
Total interest expense	1,434	1,718	4,666	4,933

Net interest income	2,775	2,710	7,982	8,134

Provision for loan losses	20	-	55	-

Net interest income after provision
for loan losses	2,755	2,710	7,927	8,134

Noninterest Income
Service charges on deposit accounts	368	311	1,065	911
Net gain on sales of securities	-	-	20	-
Net gain on sales of loans	23	20	87	80
Net gain on sale of OREO	-	-	-	15
Income from bank owned life insurance	80	74	231	212
ATM fee income	131	104	380	296
Other	109	76	265	223
Total noninterest income	711	585	2,048	1,737

Noninterest Expense
Salaries and employee benefits	1,266	1,286	3,857	3,758
Net occupancy expense	155	145	439	414
Equipment expense	158	191	471	518
Other	646	611	1,837	1,706
Total noninterest expense	2,225	2,233	6,604	6,396

Income before income taxes	1,241	1,062	3,371	3,475

Income taxes	331	296	918	994

Net income	910	766	2,453	2,481

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Regulatory Capital Ratios

And Performance Ratios

(Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended
	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007

Per Share Data:

Earnings per weighted average share	$ 0.38	$ 0.32	$ 0.32	$ 0.38

Weighted average shares outstanding	2,408,336	2,420,532	2,428,362	2,435,832

Actual shares outstanding	2,400,980	2,412,712	2,425,835	2,434,550

Book value per share at period end	$ 15.50	$ 15.42	$ 15.54	$ 15.33

Dividend per share	$ 0.17	$ 0.17	$ 0.17	$ 0.17

Performance Ratios:

Return on average assets	1.24%	1.05%	1.08%	1.25%

Net interest margin	4.28%	4.04%	4.04%	4.12%

Efficiency ratio[1]	63.83%	67.56%	66.24%	68.84%

Capital and Other Ratios:
(Ratios are period end, unless stated otherwise)
Tier 1 leverage ratio	13.2%	13.0%	13.0%	12.9%

Total risk-based capital ratio	20.6%	20.0%	20.2%	19.9%

Allowance for loan losses to total loans	0.94%	0.94%	0.93%	0.92%

Non-accruing loans to total loans	0.62%	0.77%	0.46%	0.56%

Net charge-offs (net recoveries) to average loans (annualized)	0.07%	-0.07%	0.00%	-0.57%

1 Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

CONTACT:	Ronald E. Baron
SVP and Chief Financial Officer
Voice: 434-292-8100 or E-mail: Ron.Baron@cbtva.com

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